Exhibit 99.3

FOR IMMEDIATE RELEASE

Citrix Announces CEO Succession Plan

Mark B. Templeton to retire as president and CEO

Board of directors initiates search to identify successor

SANTA CLARA, Calif. – July 28, 2015 – Citrix Systems, Inc. (NASDAQ: CTXS) today announced that the company’s president and chief executive officer, Mark Templeton, has informed the board of directors of his plans to retire. Mr. Templeton will continue to serve as president and CEO and a director of the company until such time as a successor has been appointed.

The Citrix Board has initiated a CEO search process and has retained Heidrick & Struggles, a leading executive search firm, to assist with the process of identifying and evaluating candidates.

“I will continue to focus on leading Citrix and driving value-creating change until we are ready to make a smooth transition,” said Mr. Templeton. “I have total confidence that the board will identify a great candidate to serve Citrix into the future.”

“Mark Templeton is a software industry giant. Under his 20 years of leadership, Citrix has transformed to a $3b global technology leader,” said Thomas Bogan, lead independent director for Citrix. “We look forward to continuing to work with Mark to drive the strategy we have laid out for the future, while we work to identify his best possible successor.”

About Mark B. Templeton

Mark Templeton has served as President of Citrix since 1998 and Chief Executive Officer since 2001. He joined Citrix in 1995 as Vice President of Marketing, prior to the company’s initial public offering. Under his leadership, Citrix has been transformed from one product, one customer segment and one go-to-market path, to a global powerhouse with annual revenues of $3.14 billion and 100 million users worldwide. Since 2008, Mr. Templeton has served on the Board of Directors of Equifax, a global information solutions provider. Mr. Templeton holds a Bachelor’s degree in product design from North Carolina State University and an MBA from The University of Virginia’s Darden School.

About Citrix

Citrix (NASDAQ:CTXS) is leading the transition to software-defining the workplace, uniting virtualization, mobility management, networking and SaaS solutions to enable new ways for businesses and people to work better. Citrix solutions power business mobility through secure, mobile workspaces that provide people with instant access to apps, desktops, data and communications on any device, over any network and cloud. With annual revenue in 2014 of $3.14 billion, Citrix solutions are in use at more than 400,000 organizations and by over 100 million users globally. Learn more at www.citrix.com.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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For media inquiries, contact:

Eric Armstrong

Citrix Systems, Inc.

(954) 267-2977

eric.armstrong@citrix.com

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank

(212) 355-4449

Eric Brielmann or Jed Repko

(415) 869-3950

For investor inquiries, contact:

Eduardo Fleites

Citrix Systems, Inc.

(954) 229-5758

eduardo.fleites@citrix.com